Exhibit 99.1

10245 CENTURION Parkway North, Suite 310, Jacksonville, Fl. 32256

FOR IMMEDIATE RELEASE

April 12, 2004

Sunset Financial Resources Announces the Closing of its Initial Loan Portfolios

Jacksonville, FL – April 12, 2004 – Sunset Financial Resources, Inc. (NYSE:SFO) announced today it has deployed the initial capital raised from its March 17th, 2004 initial public offering. The Company acquired an initial residential mortgage portfolio with an outstanding principal balance of $152 million and commercial mortgage loans totaling $23.2 million. One of Sunset’s previously identified commercial loans in the amount of $15 million has prepaid and a second in the amount of $6.3 million is expected to close by April 15th, 2004.

In addition to utilizing the proceeds from the initial public offering, the Company drew down upon its recently closed $250,000,000 Senior Secured Credit Agreement with JP Morgan Chase Bank. The Company began its hedging program by entering into five interest rate swaps with a total notional of $99.8 million to match the liability duration with the expected term of the mortgage portfolio.

CEO Bert Watson said today “Sunset Financial has successfully implemented the first phase of its business plan and will look to continue to execute its strategy of managing a residential and commercial mortgage portfolio.”

Chief Investment Officer Byron Boston said “Now that we have completed the acquisition of our initial loan portfolio, Sunset will look to opportunistically leverage our balance sheet. We are continuing our strategy of disciplined capital deployment.”

Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public on March 17, 2004. Sunset Financial Resources manages a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Bert Watson, CEO at (904) 425-4565.

10245 Centurion Parkway North, Suite 305, Jacksonville, Florida 32256